UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

INGLES MARKETS, INCORPORATED
(Name of Registrant as Specified In Its Charter)

SUMMER ROAD LLC CAP 1 LLC EAST RIVER PARTNERS LTD EAST RIVER PARTNERS II LTD UNCH CORP. RORY A. HELD FRANK S. VELLUCCI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Summer Road LLC and the other participants named herein (collectively, “Summer Road”) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Summer Road’s highly-qualified director nominee at the 2026 annual meeting of shareholders of Ingles Markets, Incorporated, a North Carolina corporation (the “Company”).

On April 17, 2026, Summer Road issued the following press release:

Summer Road Calls on the Board of Ingles Markets to Stop Wasting Shareholder Resources on Fabricated Issues to Mislead Shareholders

Rory A. Held Has No Conflict of Interest with Ingles Shareholders and Would Owe a Fiduciary Duty to ALL Ingles Shareholders if Elected to the Board

Mr. Held Is More Aligned With Shareholders Than Rebekah Lowe and Dwight Jacobs, Neither of Whom Owns a Single Ingles Share

WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Summer Road LLC (“Summer Road” or “we”) today issued the following statement in response to Ingles Markets, Incorporated’s (NASDAQ: IMKTA) (“Ingles” or the “Company”) repeated dishonest and misleading public statements.

“The Company’s daily, disjointed attacks on Summer Road should make shareholders question the judgment of the incumbent Board and its vehement opposition to the election of a truly independent Class A shareholder voice. To suggest that Rory A. Held, due to being a trustee of Summer Road’s family office client, would be prohibited from acting in the best interest of Ingles shareholders demonstrates the Board’s complete lack of understanding of public company governance. Mr. Held has been entrusted as a fiduciary for multiple families (not just clients of Summer Road) because of his financial acumen, sound judgment and personal integrity. The fact that multiple families place their long-term financial security in Mr. Held’s hands is a powerful testament to the credibility and independent thinking he would bring to the Ingles boardroom.

To be clear, if elected to the Board, Mr. Held – who personally owns more Ingles stock than all the ‘independent’ Board members combined, directly aligning his interests with shareholders – would owe a fiduciary duty to all Ingles shareholders that legally supersedes any other obligation. Using the Company’s faulty logic and misunderstanding of corporate governance, Chairman Robert P. Ingle, II should be disqualified from serving as a director given that he is a trustee for Ingle family trusts.

The Board’s smear and distraction campaign does nothing to address the facts of Ingles’ lagging shareholder returns, deficient disclosure, lack of boardroom accountability, operational underperformance and disastrous capital allocation. We encourage shareholders to elect Mr. Held to ensure that Class A shareholders finally have true independent representation on Ingles’ Board.”

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If you have questions about how to elect Summer Road’s independent nominee, Rory A. Held, to the Ingles Board using the GOLD universal proxy card, please contact:

Saratoga Proxy Consulting LLC

520 8th Avenue, 14th Floor New York, NY 10018

Shareholders Call Toll-Free: (888) 368-0379

info@saratogaproxy.com

Visit www.saratogaproxy.com/Ingles to review Summer Road’s materials.

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About Summer Road LLC

Summer Road LLC is a family office which invests across a diverse range of strategies and asset classes.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson, (212) 257-1311

jferguson@saratogaproxy.com

For Media:

Longacre Square Partners

summerroad@longacresquare.com